The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(5)
Registration No. 333-168324

SUBJECT TO COMPLETION, DATED AUGUST 4, 2010
PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JULY 27, 2010)

Ferro Corporation
$250,000,000
% Senior Notes due 2018

The notes will mature on          , 2018. Interest will accrue from          , 2010 and the first interest payment date will be          , 2011.

We may redeem some or all of the notes at on or after          , 2014 at the redemption prices set forth in this prospectus supplement. We may redeem up to 35% of the aggregate principal amount of the notes on or prior to          , 2013 with the net proceeds from certain equity offerings. We may also redeem some or all of the notes at any time prior to          , 2014 at a redemption price equal to the make-whole amount set forth in this prospectus supplement. In addition, if we undergo a change of control, we may be required to offer to repurchase the notes at the repurchase price set forth in this prospectus supplement.

The notes will be unsecured senior obligations, will rank equal in right of payment to any of our existing or future senior unsecured debt, and will rank senior to any of our subordinated debt. The notes will not be guaranteed by any of our subsidiaries. The notes will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries. For a more detailed description of the notes, see “Description of the Notes.”

Investing in our notes involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and in our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein. We urge you to carefully read the “Risk Factors” section before you make your investment decision.

	Per Note	Total

Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Ferro Corporation (Before Expenses)	%	$

Interest on the notes will accrue from           , 2010 to the date of delivery.

Credit Suisse expects to deliver the notes on or about           , 2010, subject to conditions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus supplement or the prospectus to which it relates is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Credit Suisse	J.P. Morgan	BofA Merrill Lynch	Citi

PNC Capital Markets LLC	KeyBanc Capital Markets

Fifth Third Securities, Inc.	RBS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on information contained or incorporated by reference into this prospectus supplement, in the accompanying prospectus and in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. This document may be used only where it is legal to sell the notes. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Before you invest in the notes, you should read the registration statement to which this document forms a part, including the documents incorporated by reference herein.

References in this prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “Ferro” or other similar terms mean Ferro Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at http://www.ferro.com. We do not intend for information contained on or accessible through our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information in documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

S-ii

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offerings of the notes described in this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on February 18, 2010, March 3, 2010, April 20, 2010, May 6, 2010, May 10, 2010, June 2, 2010, June 28, 2010, July 1, 2010, July 20, 2010 and July 27, 2010.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Telephone Number: (216) 641-8580
Attn: Secretary

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	demand in the industries into which we sell our products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	the effectiveness of our efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	our ability to successfully implement and/or administer our restructuring programs;

•	our ability to access capital markets, borrowings, or financial transactions;

•	our borrowing costs could be affected adversely by interest rate increases;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	competitive factors, including intense price competition;

•	currency conversion rates and changing global economic, social and political conditions;

S-iii

•	the impact of our performance on our ability to utilize our significant deferred tax assets;

•	liens on our assets by our lenders affect our ability to dispose of property and businesses;

•	restrictive covenants in our credit facilities could affect our strategic initiatives and liquidity;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	our ability to successfully introduce new products;

•	stringent labor and employment laws and relationships with our employees;

•	our ability to fund employee benefit costs, especially post-retirement costs;

•	risks and uncertainties associated with intangible assets;

•	potential limitations on our use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of our common stock;

•	our presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	the identification of any material weaknesses in our internal controls in the future could affect our ability to ensure timely and reliable financial reports;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	other factors affecting our business beyond our control, including disasters, accidents, and governmental actions;

•	our ability to successfully complete the tender offer for our outstanding convertible notes and enter into a new credit facility; and

•	those factors set forth in “Risk Factors.”

These factors and the other risk factors described in this prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about us and the notes being offered pursuant to this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in the notes. For a more complete understanding of our company, we encourage you to read this entire document, including the information incorporated by reference in this document and the other documents to which we have referred.

Our Company

We are a leading producer of value-added specialty materials and chemicals that are sold to a broad range of manufacturers who, in turn, make products for many end-use markets. Our business structure is designed to drive product development, customer engagement and growth. Our Electronic, Color and Glass Materials Group leverages our core strengths in technology to drive growth and maintain our leading market positions. Our Polymer and Ceramic Engineered Materials Group employs our high-volume manufacturing capabilities to maintain leading market positions while making cost structure improvements and enhancing cash flow.

Through manufacturing sites around the world, we produce the following types of products in our two business groups:

•	Electronic, Color and Glass Materials — Conductive metal pastes and powders, dielectrics, polishing materials, high-quality glazes, enamels, pigments, dinnerware decoration colors, and other performance materials; and

•	Polymer and Ceramic Engineered Materials — Polymer specialty materials, engineered plastic compounds, pigment dispersions, glazes, frits, porcelain enamel, pigments, and high-potency pharmaceutical active ingredients.

We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and end products of our customers. The products we develop often are delivered to our customers in combination with customized technical service. The value of our products stems from the benefits they deliver in actual use.

Since 2006, we have implemented wide-ranging restructuring programs and strategic initiatives designed to reduce costs, drive growth, enhance our profitability and sustain our leading market positions. These initiatives include consolidation of certain manufacturing facilities in Europe, the United States, Latin America and Asia-Pacific, reduction in our staffing levels and selling, general and administrative, or SG&A, expenses, and realignment of our businesses and portfolio to focus on higher-margin, higher-growth products and investment in strategic regional markets such as Asia-Pacific. We believe these initiatives provide us with opportunities to drive growth, expand margins, generate strong free cash flow, create significant operating leverage and benefit from a continued sales volume recovery in our end markets.

We generated net sales of $1,036 million and $1,658 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. We report under six reporting segments: Electronic Materials, Color and Glass Performance Materials, Performance Coatings, Polymer Additives, Specialty Plastics and Pharmaceuticals.

Our Competitive Strengths

Leading Positions in Attractive Niche Markets and Products.  We believe that we enjoy worldwide product sales leadership within many of our businesses. We believe that our competitive positions are sustainable due to our leading-edge product portfolio and product development pipeline, technological leadership, exposure to high-growth niche markets, global manufacturing infrastructure, and a loyal customer base. In addition, we have a technical sales and service-oriented business model, the research and development infrastructure required for new product development and close customer interaction and a strong global brand. Many of our products are characterized as specialty products, as they perform specific functions in the manufacturing processes and/or in the end products of our customers. For example, we are a leader in conductive pastes for solar cells with a complete offering of conductive metallization products. Our customer relationships with leading solar cell manufacturers around the world are supported by patents and know-how in conductive metal powders, electronic glasses, understanding of the interface between our products and silicon, and in-depth knowledge of how these factors influence the performance of our customers’ end products.

Ferro product leadership examples (Based on management estimates for 2008 and 2009)

•	#1 worldwide in conductive pastes for solar cells
•	#1 worldwide in porcelain enamel coatings
•	#1 worldwide in pigments for digital tile printing
•	#1 in North American metallic stearates, #2 worldwide
•	#1 worldwide in plasticizers

Critical Proprietary Technology.  We leverage our technology to increase our participation in value-added, performance-related product offerings. Our competitive positions are supported by the following core competencies:

•	Particle Development and Engineering: synthesis and isolation of particles with specific size distributions and properties, such as particle size distribution control in pastes for solar cells;

•	Color Science and Technology: repeatable creation, matching and characterization of colors for coatings and bulk materials, such as beverage bottle decoration materials that promote consumer brand identification;

•	Glass Science and Technology: high-temperature inorganic chemistry and glass formation; processing knowledge, such as value-added sealing glasses for microelectromechanical systems;

•	Surface Application Technology: coating and decorating technology and surface finishing, such as products and applications understanding related to high-speed, high-yield tile coating manufacturing processes; and

•	Formulation Technology: combination of materials to create new products with enhanced properties, such as high-performance automobile glass enamels.

We are also actively engaged in our customers’ advanced product development and manufacturing yield improvement initiatives. Our core technical competencies have allowed us not only to develop strong customer relationships, but also to improve our product portfolio by transitioning toward higher-margin businesses, such as our conductive metal pastes for solar cell applications.

Significant Geographic, Product and End-Use Market Diversity.  We have a diversified portfolio of businesses within which we focus on specific applications and products where we can add value to our customers’ products and processes. We believe this diversity decreases our exposure to any one end market and helps protect our business from the negative effects of economic down cycles. Further, we have a balanced geographic exposure, with 54% of 2009 sales generated from outside the United States. We have a well-established infrastructure and customer relationships in key Asia-Pacific markets and are focused on growing our presence in these markets.

The following charts are based on our 2009 net sales and illustrate the diversity of the end markets we serve, the diversity of our production base and the sizes of our segments:

Net Sales by Application(1)	Net Sales by Region	Net Sales by Segment

(1)	Based on our estimate of our customers’ application markets.

Long-term Relationships with a Diverse and Stable Customer Base.  Our strong focus on technical support, customer service and unique expertise in customized product formulations has created long-term customer relationships.

Our customer base is well diversified both geographically and by end market. We have over 7,000 active customers worldwide. Our top ten customers accounted for less than 15% of our total sales for the year ended December 31, 2009. Our ability to develop customized, value-added solutions has deepened our customer relationships across the globe. For example, we are a conductive metal paste supplier to a majority of the top 15 global solar cell manufacturers. Our products generally are a small portion of the total cost of our customers’ products, but they can be critical to the appearance or functionality of those products. We believe our global capabilities and the significant capital investment we have made around the world provide us with an advantage when servicing global customers. Because of the long lead time required to develop and qualify replacement sources of our products, our customers would incur significant costs to switch to new suppliers. Additionally, as a result of the strong customer service and applications support we provide, we tend to have long-term relationships with our customers.

Experienced and Proven Management Team.  We have an experienced management team whose members average more than 25 years of business experience. Our management is firmly committed to continue transforming Ferro by driving growth and margin expansion, further reducing costs, streamlining operations and optimizing our product portfolio to strengthen and expand our existing businesses. Since he became President and Chief Executive Officer of our company in November 2005, James Kirsch, along with other members of our senior management team, has introduced several initiatives that have resulted in significant improvement in our cost structure and product mix. For example, we have reduced costs sufficiently since January 1, 2008, to lower our break-even sales by more than $100 million per quarter.

Our Business Strategy

Building on our strengths, we plan to continue our existing strategy to increase revenue and cash flow, expand margins and improve profitability through:

•	Continued focus on core competencies to extend or penetrate markets, deliver growth and increase profitability;

•	Further rationalization of our manufacturing assets to reduce costs and expenses, particularly in Europe and North America; and

•	Additional geographical expansion by investing in manufacturing assets and customer technical support capabilities in the Asia-Pacific region and other key emerging markets.

Focus on Growth Initiatives.  We are focused on enhancing our growth and market positions through product and geographic expansion. We have been moving into adjacent markets, developing new applications and introducing environmentally friendly product alternatives. In addition, we have been expanding our presence in the emerging markets of Asia-Pacific, Eastern Europe, the Middle East and North Africa. We have a number of compelling growth platforms across our businesses such as materials for solar cells, green chemistry alternatives and high-performance coatings. We continue to make investments to enhance our capabilities to more effectively serve our customers, such as the construction of an electronic materials manufacturing facility in Suzhou, China, for the solar market; the development of organic colors and low-lead decorative enamels; the development of pigmented inks for the decoration of tile using digital printing equipment; and the commissioning of a world-scale tile color plant in Castellon, Spain to serve expected growth markets in Eastern Europe and North Africa.

In addition, we believe that growth in our end markets as a result of the global economic recovery, combined with the anticipated benefits of restructuring cost savings and other strategic initiatives, will lead to margin expansion and profitability improvements.

Optimize Our Business Portfolio.  We assess on an ongoing basis our portfolio of businesses, as well as our financial metrics and capital structure, with the objectives of leveraging our global scale, realigning and lowering our cost structure and optimizing capacity utilization. As part of this process, from time to time we evaluate the possible divestiture of businesses that are not critical to our core strategic objectives and, where appropriate, pursue the sale of such businesses. We also evaluate and pursue acquisition opportunities that we believe will enhance our strategic position.

Continue to Pursue Operational Efficiencies.  We are focused on our plan to unlock value through rigorous, company-wide operational improvement initiatives. Our management has focused on three principal areas of this strategy: (1) implement a strict set of performance objectives and global operational metrics; (2) restructure assets, rationalize our manufacturing footprint and streamline our operations to reduce costs; and (3) invest in our infrastructure and capabilities to revitalize products and adjust market positioning to accelerate growth.

We developed, initiated and continue to implement several restructuring programs across our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure, improving our product portfolio and optimizing capacity utilization. The programs will impact our operations in Europe, North America and Asia-Pacific. Similar restructuring and cost reduction programs have reduced annual fixed manufacturing costs, SG&A expenses and corporate costs by over $150 million from 2007 through June 30, 2010. Since January 1, 2008, we have closed or are in the process of closing eleven plants, reduced worldwide staffing by 20% and reduced SG&A expenses by over 15%. We believe these actions have lowered our break-even sales by more than $100 million per quarter.

The following restructuring programs are expected to have a positive impact on our cost structure in 2010 and future years and are moving us substantially closer to our strategic goals:

Restructuring Program in France

In January 2009, we initiated additional restructuring activities within our Color and Glass Performance Materials operations in Europe. We have discontinued smelting, milling and other manufacturing operations in Limoges, France. These activities are being consolidated at our other facilities in St. Dizier, France; Frankfurt and Colditz, Germany; and Almazora, Spain. In addition, all sales, technical service, and research and development activities previously done in Limoges are being transferred to St. Dizier and Frankfurt. This restructuring action is expected to be substantially complete by the end of 2010. When the restructuring is completed, the Limoges site will be closed. Cash costs to complete these programs are estimated to be approximately $25 million through 2010, including severance expense and other cash expenses.

Restructuring Program in Spain

In June 2009, we initiated additional restructuring activities at our Tile Coatings Systems operation in Nules, Spain. As part of the European restructuring efforts initially announced in 2006, this program has resulted in the discontinuation of the production of frits and glazes at this site. The production has been consolidated at our facility in Almazora, Spain. These restructuring activities are complete, and cash costs of $2 million were incurred in connection with these activities.

Restructuring Program in Australia

In November 2009, we initiated restructuring activities within our Porcelain Enamel and Color and Glass Performance Materials businesses in Australia. This restructuring program will close three manufacturing facilities at Moorabbin and Geelong, Australia, and transfer the manufacturing activities to lower-cost facilities in China, Thailand and Indonesia. After completion of this program, Ferro Australia’s business will be reduced to sales, technical services, import, export and warehousing for servicing Australia, New Zealand and other markets in the region. Cash costs to complete these programs are estimated to be approximately $4 million in 2010, including severance expense and other cash expenses.

Restructuring Program in Portugal

In March 2010, we initiated restructuring activities within our Color and Glass Performance Materials and Specialty Plastics businesses in Castanheir do Ribatejo, Portugal. This restructuring program will consolidate operations into our existing manufacturing site in Almazora, Spain and will result in discontinuing dinnerware frit and plastics manufacturing operations in Portugal by the end of 2010. Cash costs to complete the restructuring are estimated to be approximately $10 million in 2010, including severance costs and other cash expenses.

Restructuring Programs in the Netherlands

In April 2010, we announced restructuring activities within our Specialty Plastics business in Rotterdam, the Netherlands. This restructuring program will consolidate plastics production into our existing manufacturing site in Almazora, Spain and will result in closing the manufacturing site in the Netherlands. Cash costs to complete the restructuring are estimated to be approximately $9 million in 2010, including severance costs and other cash expenses.

Additionally, in May 2010, we announced that we expected to discontinue manufacturing of dielectric products, which is part of our Electronic Materials business, in Uden, the Netherlands. Products currently manufactured at the site will be transferred to other locations or discontinued and the manufacturing site will be closed. Cash costs to complete the restructuring are expected to be approximately $13 million, including severance costs and other cash expenses.

Other Cost Reduction Programs

In 2010, we initiated a number of other cost reduction programs. The additional cash costs required to complete these programs and fully realize these operational improvements are estimated to be approximately $5 million in 2010, including severance costs, capital expenditures and other cash expenses.

Debt Refinancing

Tender Offer.  On July 27, 2010, we commenced an offer to purchase any and all of our outstanding 6.50% convertible senior notes due 2013, which we refer to as our convertible notes. As of June 30, 2010, $172.5 million aggregate principal amount of our convertible notes were outstanding. This tender offer for our convertible notes is conditioned upon the completion of this offering and either (a) our entry into a new credit facility or (b) our entry into an amendment to, or our receipt of a waiver under, the second amended and restated credit agreement governing our existing credit facility that, in either case, will permit us to use the net proceeds from this offering to consummate the tender offer, as well as other conditions.

New Credit Facility.  In connection with the tender offer and this offering, we anticipate entering into a new credit facility. We are currently in negotiations with the lenders under our existing credit facility regarding a new credit facility, although we have not yet obtained a commitment for the full amount of the facility or finalized the credit documents governing the new credit facility. We expect that the new credit facility will provide up to an aggregate amount of $350 million of borrowings. We expect to repay any remaining term loans and revolving borrowings outstanding under our existing credit facility concurrently with our entry into the new credit facility.

Although we anticipate entering into a new credit facility concurrently with the settlement of the tender offer, we may enter into a new credit facility prior to such time.

Use of Proceeds.  We intend to use the net proceeds from this offering (a) to purchase all the convertible notes that are tendered and not validly withdrawn pursuant to the tender offer, including the payment of all accrued and unpaid interest on the convertible notes and all premiums and transaction expenses associated therewith, and (b) to repay the remaining term loans and revolving borrowings outstanding under our existing credit facility or any borrowings outstanding under the new credit facility, as applicable. If the tender offer is not consummated for any reason, we will use the net proceeds from this offering to repay all of the remaining term loans and revolving borrowings outstanding under our existing credit facility or the borrowings outstanding under the new credit facility, as applicable, and for general corporate purposes. If this offering is consummated prior to the purchase of our convertible notes pursuant to the tender offer, the net proceeds from this offering will be temporarily held as cash and cash equivalents. See “Capitalization.”

We refer to this offering, the tender offer for our convertible notes, any amendment to our existing credit facility and any new credit facility that we may enter into, collectively, as the “Refinancing Transactions.”

Corporate Information

Our principal executive offices are located 1000 Lakeside Avenue, Cleveland, Ohio 44114. Our telephone number is (216) 641-8580. Our website is www.ferro.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

Issuer	Ferro Corporation.

Notes Offered	$250.0 million aggregate principal amount of % Senior Notes due , 2018.

Price	% of the principal amount plus accrued interest, if any, from , 2010.

Maturity Date	, 2018.

Interest	% per annum on the principal amount, payable semi-annually in arrears on and of each year, commencing on , 2011.

Ranking	The notes are our unsecured, senior obligations and rank:

• pari passu in right of payment with all of our existing and future senior indebtedness; and

• senior in right of payment to any future subordinated indebtedness.

As of June 30, 2010, we had outstanding approximately $179.8 million principal amount (or face value) of unsecured indebtedness with which the notes would rank equally.

The notes will be effectively subordinated to our secured indebtedness, including all borrowings under either our existing credit facility or our proposed new credit facility, to the extent of the assets securing such credit facility. As of June 30, 2010, we had $181.4 million of secured indebtedness outstanding under our existing credit facility. We expect that the new credit facility will provide up to an aggregate amount of $350 million of borrowings.

Guarantors	None. Because the notes will not be guaranteed by any of our subsidiaries, the notes will also be structurally subordinated to all the liabilities of our subsidiaries, including trade payables. As of June 30, 2010, our subsidiaries had approximately $12.4 million of indebtedness and $146.0 million of trade payables outstanding and had guaranteed indebtedness of approximately $181.4 million under our existing credit facility, all of which consists of term loans that will be repaid in connection with the Refinancing Transactions.

Our new credit facility, if entered into, will be guaranteed by certain of our subsidiaries. The notes would be structurally subordinated to all liabilities of our subsidiaries under any new credit facility.

Optional Redemption	We may redeem some or all of the notes on or after , 2014 at the redemption prices listed under “Description of the Notes — Optional Redemption.” In addition, on or prior to , 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings. We may also redeem some or all of the notes prior to , 2014, at a redemption price equal to the greater of the principal amount of such notes and the “make-whole”

premium set forth under “Description of the Notes — Optional Redemption” plus, in each case, accrued and unpaid interest.

Change of Control	Upon certain change of control events, we will be required to make an offer to purchase each holder’s notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase stock;

• make investments;

• create liens;

• sell assets;

• engage in transactions with affiliates; and

• merge or consolidate with other companies or sell substantially all of our assets.

These covenants are subject to a number of important exceptions and limitations, which are described under “Description of the Notes.”

Form and Denomination	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be represented by one or more global notes, deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Use of Proceeds	We estimate that the net proceeds from the sale of our notes in this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $244.0 million. We intend to use the net proceeds from this offering (a) to purchase all of the convertible notes that are tendered and not validly withdrawn pursuant to the tender offer, including the payment of all accrued and unpaid interest on the convertible notes and all premiums and transaction expenses associated therewith, and (b) to repay a portion of the remaining term loans and revolving borrowings outstanding under our existing credit facility or a portion of the borrowings outstanding under the new credit facility, as applicable. If the tender offer is not consummated for any reason, we intend to use the net proceeds from this offering to repay all of the remaining term loans and revolving borrowings outstanding under our existing credit facility or any borrowings outstanding under the new credit facility, as applicable, and for general corporate purposes. If this offering is consummated prior to the purchase of our convertible notes pursuant to the tender offer, the net proceeds from this offering will be temporarily held as cash and cash equivalents. See “Use of Proceeds” and “Capitalization.”

Trustee and Paying Agent	Wilmington Trust FSB

Listing and Trading	The notes will not be listed on any securities exchange.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.

Further Issuances	We may create and issue further notes ranking equally and ratably in all respects with the notes offered by this prospectus supplement, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Conflicts of Interest

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. A portion of the net proceeds from this offering will be used to purchase all of the convertible notes that are tendered and not validly withdrawn pursuant to the tender offer. Certain of the underwriters and/or their affiliates are holders of our convertible notes and may receive proceeds from this offering in connection with the tender offer. A portion of the net proceeds from this offering will also be used to repay, among other lenders, certain of the underwriters or their affiliates who are lenders under the term loans and the revolving borrowings outstanding under our existing credit facility or who may be lenders under any new credit facility. See “Use of Proceeds.” This offering is being made in accordance with National Association of Securities Dealers, or NASD, Rule 2720(a)(2) and Financial Industry Regulatory Authority, or FINRA, Rule 5110, whereby J.P. Morgan Securities Inc. has assumed the responsibilities of acting as a qualified independent underwriter. See “Underwriting (Conflicts of Interest).”

Summary Consolidated Financial Data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of and for the years ended December 31, 2009, 2008 and 2007 from our audited financial statements. The consolidated financial data as of and for the six months ended June 30, 2010 and 2009 are derived from our unaudited financial statements. The interim unaudited consolidated financial data have been prepared on the same basis as the annual consolidated financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Statement of Operations Data:
Net sales	$1,036,350	$757,086	$1,657,569	$2,245,152	$2,147,904
Cost of sales	807,086	636,611	1,343,297	1,841,485	1,745,445

Gross profit	229,264	120,475	314,272	403,667	402,459
Selling, general and administrative expenses	140,800	130,608	272,259	297,119	314,878
Impairment charges(1)	2,202	—	8,225	80,205	128,737
Restructuring charges(2)	32,335	1,089	11,112	25,937	16,852
Other expense (income):
Interest expense	26,677	28,364	63,918	51,290	57,837
Interest earned	(464)	(473)	(896)	(714)	(1,505)
Loss on extinguishment of debt	—	—	—	5,531	—
Foreign currency losses, net	3,246	2,929	3,827	742	1,254
Loss on sale of business	—	—	—	—	1,348
Miscellaneous (income) expense, net(3)	(4,822)	854	(618)	(357)	(1,488)

Income (loss) before income taxes	29,290	(42,896)	(43,555)	(56,086)	(115,454)
Income tax expense (benefit)	22,508	(12,095)	(3,515)	(3,204)	(17,952)

Income (loss) from continuing operations	6,782	(30,801)	(40,040)	(52,882)	(97,502)
Income from discontinued operations, net of income taxes	—	—	—	5,014	5,312
(Loss) gain on disposal of discontinued operations, net of income taxes	—	(358)	(325)	9,034	(225)

Net income (loss)	6,782	(31,159)	(40,365)	(38,834)	(92,415)
Less: Net (loss) income attributable to noncontrolling interests	(250)	984	2,551	1,596	2,064

Net income (loss) attributable to Ferro Corporation	7,032	(32,143)	(42,916)	(40,430)	(94,479)
Dividends on preferred stock	(330)	(370)	(705)	(877)	(1,035)

Net income (loss) attributable to Ferro Corporation common shareholders	$6,702	$(32,513)	$(43,621)	$(41,307)	$(95,514)

Statement of Cash Flows Data:
Net cash provided by (used for) operating activities	$91,772	$(40,486)	$2,151	$(9,096)	$144,579
Net cash used for investing activities	(10,094)	(22,897)	(42,654)	(17,050)	(62,033)
Net cash (used for) provided by financing activities	(69,843)	69,449	46,625	23,854	(88,717)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Other Financial Data:
Capital expenditures	16,298	22,969	43,260	73,068	67,634
Depreciation and amortization	41,251	41,353	88,138	74,595	84,048
EBITDA(4)	97,468	25,837	105,950	73,734	24,367
Adjusted EBITDA(5)	138,143	31,807	138,626	183,857	180,237

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$29,732	$17,492	$18,507	$10,191	$12,025
Working capital	312,496	327,135	330,923	291,825	196,860
Property, plant and equipment, net	384,940	444,084	432,405	456,549	495,599
Total assets	1,481,427	1,531,517	1,526,355	1,544,117	1,638,260
Total debt, including current portion	352,773	650,747	423,457	570,496	526,089
Total Ferro Corporation shareholders’ equity	531,840	314,804	550,226	335,969	476,284

(1)	We recorded impairment charges of $2.2 million during the six months ended June 30, 2010, as a result of the discontinuance of manufacturing activities at our Limoges, France, plant, which indicated a possible impairment of the plant’s real estate assets. We recorded an $8.2 million impairment of goodwill related to our Pharmaceuticals business during 2009. The impairment was triggered by changes made to the assumptions used to determine valuation under the market approach. We recorded impairment charges of $80.2 million related to goodwill and other long-lived assets in our Performance Coatings, Specialty Plastics and Electronic Materials businesses during 2008. Goodwill was impaired related to tile coatings products in the Performance Coatings segment, and goodwill and property, plant and equipment were impaired related to products in our Specialty Plastics segment. The impairments were due to lower forecasted cash flows in the businesses resulting from significant reductions in demand from customers due to the worldwide economic downturn. In addition, we recorded an impairment of property, plant and equipment in our Electronic Materials facility in the Netherlands. This asset impairment was the result of a decline in the operating results and reduced future sales projections for our dielectric material products that are produced at the Netherlands facility. An impairment charge in the amount of $128.7 million related to goodwill and other long-lived assets in our Polymer Additives and Pharmaceuticals businesses was recorded during 2007. The impairment in the Polymer Additives business was triggered by the cumulative negative effect on earnings of a cyclical downturn in certain of the primary U.S.-based end markets for the business, including housing and automobiles; anticipated additional product costs due to recent hazardous material legislation and regulations, such as the newly enacted European Union “REACH” registration system, which requires chemical suppliers to perform toxicity studies on the components of their products and to register certain information; and higher forecasted capital expenditures related to the business. The 2007 impairment charge in the Pharmaceuticals business is primarily the result of the longer time necessary to transition the business from a supplier of food supplements and additives to a supplier of high-value pharmaceutical products and services.

(2)	Restructuring charges of $32.3 million and $1.1 million were recorded in the six months ended June 30, 2010 and 2009, respectively, primarily related to the rationalization activities in our European manufacturing operations. During 2009 and 2008, we continued several restructuring programs across a number of our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure and optimizing capacity utilization. The programs are primarily associated with North America and Europe. In November 2007 and March 2008, we initiated additional restructuring plans for our Performance Coatings and Color and Glass Performance Materials segments. In February

2008, we announced the closing of a Plastics facility in Aldridge, United Kingdom. Restructuring charges of $11.1 million were recorded in 2009, primarily related to manufacturing rationalization activities in our European manufacturing operations and other cost-reduction actions. Restructuring charges of $25.9 million were recorded in 2008, primarily associated with the rationalization of our manufacturing operations in the Performance Coatings and Color and Glass Performance Materials segments, and other restructuring activities to reduce costs and expenses throughout all of our businesses. Restructuring charges of $16.9 million were recorded in 2007, primarily associated with our manufacturing rationalization activities in the Performance Coatings and Color and Glass Performance Materials segments in Europe and our Electronic Materials segment in the United States.

(3)	For the six months ended June 30, 2010, miscellaneous income and expense includes a gain of $7.8 million as a result of a business combination in which Ferro and Heraeus of Hanau, Germany acquired from each other certain business lines related to decoration materials for ceramic and glass products, and a charge of $3.5 million for an increased reserve for environmental remediation costs related to a non-operating facility in Brazil.

(4)	EBITDA is defined as net income (loss) attributable to Ferro Corporation less the gain (loss) on disposal of discontinued operations and income from discontinued operations; plus interest expense, loss on extinguishment of debt, income tax expense (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. We believe that, in addition to net income (loss) attributable to Ferro Corporation and cash flows from operating activities, EBITDA is a useful financial performance measurement for assessing operating performance, since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

(5)	We calculate Adjusted EBITDA from EBITDA by adding back the impairment and restructuring charges provided in the table and footnotes above for the periods presented and other special charges of $6.1 million and $4.9 million for the six months ended June 30, 2010 and 2009, respectively, and $13.3 million, $4.0 million and $10.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Special charges include, without limitation, severance and other costs related to manufacturing rationalization and other expense reduction activities, environmental reserves, litigation settlement amounts and asset writeoffs, in each case net of applicable gains. We believe that Adjusted EBITDA is a useful measurement for assessing operating performance because it excludes charges that we consider to be outside of our core operating results.

The following table sets forth a reconciliation from net income (loss) attributable to Ferro Corporation to EBITDA and to Adjusted EBITDA:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Net income (loss) attributable to Ferro Corporation	$7,032	$(32,143)	$(42,916)	$(40,430)	$(94,479)
Less:
(Loss) gain on disposal of discontinued operations, net of tax	—	(358)	(325)	9,034	(225)
Income from discontinued operations, net of tax	—	—	—	5,014	5,312
Plus:
Interest expense	26,677	28,364	63,918	51,290	57,837
Loss on extinguishment of debt	—	—	—	5,531	—
Income tax expense (benefit)	22,508	(12,095)	(3,515)	(3,204)	(17,952)
Depreciation and amortization	41,251	41,353	88,138	74,595	84,048

EBITDA	97,468	25,837	105,950	73,734	24,367
Plus:
Impairment charges	2,202	—	8,225	80,205	128,737
Restructuring charges	32,335	1,089	11,112	25,937	16,852
Other special charges	6,138	4,881	13,339	3,981	10,281

Adjusted EBITDA	$138,143	$31,807	$138,626	$183,857	$180,237

RISK FACTORS

Investing in our notes involves risk. Prior to making a decision about investing in our notes, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer.

Risks Related to Our Business

We sell our products into industries where demand has been unpredictable, cyclical or heavily influenced by consumer spending, and such demand and our results of operations may be further impacted by macro-economic circumstances and uncertainty in credit markets.

We sell our products to a wide variety of customers who supply many different market segments. Many of these market segments, such as building and renovation, major appliances, transportation, and electronics, are cyclical or closely tied to consumer demand, which is difficult to predict. Incorrect forecasts of demand or unforeseen reductions in demand can adversely affect costs and profitability due to factors such as underused manufacturing capacity, excess inventory, or working capital needs.

Our results of operations are materially affected by conditions in capital markets and economies in the U.S. and elsewhere around the world. General economic conditions around the world deteriorated sharply at the end of 2008, and difficult economic conditions continue to exist. Concerns over fluctuating prices, energy costs, geopolitical issues, government deficits and debt loads, the availability and cost of credit, the U.S. mortgage market and a declining real estate market have contributed to increased volatility, diminished expectations, and uncertainty regarding economies around the world. These factors, combined with reduced business and consumer confidence, increased unemployment, and volatile raw materials costs, precipitated an economic slowdown and recession in a number of markets around the world. As a result of these conditions, our customers may experience cash flow problems and may modify, delay, or cancel plans to purchase our products. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Any reduction in demand or inability of our current and/or potential customers to pay us for our products may adversely affect our earnings and cash flow.

We strive to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, but we may not achieve the desired improvements.

We work to improve operating profit margins through activities such as growing sales to achieve increased economies of scale, increasing prices, improving manufacturing processes, and adopting purchasing techniques that lower costs or provide increased cost predictability to realize cost savings. However, these activities depend on a combination of improved product design and engineering, effective manufacturing process control initiatives, cost-effective redistribution of production, and other efforts that may not be as successful as anticipated. The success of sales growth and price increases depends not only on our actions but also the strength of customer demand and competitors’ pricing responses, which are not fully predictable. Failure to successfully implement actions to improve operating margins could adversely affect our financial performance.

We have initiated and intend to initiate several restructuring programs to improve our operating performance and achieve cost savings, but we may not be able to implement and/or administer these programs in the manner contemplated and these restructuring programs may not produce the desired results.

We have initiated several restructuring programs prior to and in the fourth quarter of 2009, and we intend to initiate new restructuring programs in the future. These programs involve, among other things, plant closures and staff reductions. Although we expect these programs to help us achieve operational improvements, including incremental cost savings, we may not be able to implement and/or administer these programs, including the implementation of plant closures and staff reductions, in the manner contemplated, which could cause the restructuring programs to fail to achieve the desired results. Additionally, the implementation of restructuring programs may result in impairment charges, some of which could be material. Even if we do implement and administer these restructuring programs in the manner contemplated, they may not produce the desired results. Accordingly, the restructuring programs that we have initiated and those that we intend to initiate in the future may not improve our operating performance and may not help us achieve cost savings. Failure to successfully implement and/or administer these restructuring programs could have an adverse effect on our financial performance.

We depend on external financial resources, and the economic environment and credit market uncertainty could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our liquidity and our financial condition.

As of June 30, 2010, we had approximately $352.8 million of short-term and long-term debt in the aggregate with varying maturities and approximately $78.0 million of off-balance sheet arrangements, including consignment arrangements for precious metals, international receivables sales programs, bank guarantees, and standby letters of credit. These arrangements have allowed us to make investments in growth opportunities and fund working capital requirements. In addition, we enter into financial transactions to hedge certain risks, including foreign exchange, commodity pricing, and sourcing of certain raw materials. Our continued access to capital markets, the stability of our lenders, customers and financial partners and their willingness to support our needs are essential to our liquidity and our ability to meet our current obligations and to fund operations and our strategic initiatives. An interruption in our access to external financing, including an increase in the cash collateral required by our lenders under our consignment arrangements for precious metals or financial transactions to hedge risk could adversely affect our business prospects and financial condition. See further information regarding our liquidity in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

Portions of our debt obligations have variable interest rates. Generally, when interest rates rise, our cost of borrowings increases. We estimate, based on the debt obligations outstanding at June 30, 2010, that a one percent increase in interest rates would cause interest expense to increase by approximately $0.4 million annually. Continued interest rate increases could raise the cost of borrowings and adversely affect our financial performance. See further information regarding our interest rates on our debt obligations in “Quantitative and Qualitative Disclosures about Market Risk” and in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but the availability of these materials and supplies could be interrupted and/or their prices could escalate and adversely affect our sales and profitability.

We purchase energy and many raw materials, including petroleum-based materials and other supplies, which we use to manufacture our products. Changes in their availability or price could affect our ability to manufacture enough products to meet customers’ demands or to manufacture products profitably. We try to maintain multiple sources of raw materials and supplies where practical, but this may not prevent unanticipated changes in their availability or cost. We may not be able to pass cost increases through to our customers. Significant disruptions in availability or cost increases could adversely affect our manufacturing volume or costs, which could negatively affect product sales or profitability of our operations.

The markets for our products are highly competitive and subject to intense price competition, and that could adversely affect our sales and earnings performance.

Our customers typically have multiple suppliers from which to choose. If we are unwilling or unable to provide products at competitive prices, and if other factors, such as product performance and value-added services do not provide an offsetting competitive advantage, customers may reduce, discontinue, or decide not to purchase our products. If we could not secure alternate customers for lost business, our sales and earnings performance could be adversely affected.

The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

More than 50% of our net sales during 2009 were outside of the U.S. In order to support global customers, access regional markets and compete effectively, our operations are located around the world. As a result, our operations have additional complexity from changing economic, social and political conditions in multiple locations and we are subject to risks relating to currency conversion rates. Other risks inherent in international operations include the following:

•	New and different legal and regulatory requirements and enforcement mechanisms in local jurisdictions;

•	U.S. export licenses may be difficult to obtain and we may be subject to export duties or import quotas or other trade barriers;

•	Increased costs of, and decreased availability of, transportation or shipping;

•	Credit risk and financial conditions of local customers and distributors;

•	Risk of nationalization of private enterprises by foreign governments or restrictions on investments;

•	Potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and

•	Local political, economic and social conditions, including the possibility of hyperinflationary conditions, deflation, and political instability in certain countries.

While we attempt to anticipate these changes and manage our business appropriately in each location where we do business, these changes are often beyond our control and difficult to forecast. The consequences of these risks may have significant adverse effects on our results of operations or financial position.

We have significant deferred tax assets, and if we are unable to utilize these assets our results of operations may be adversely affected.

To fully realize the carrying value of our net deferred tax assets, we will have to generate adequate taxable profits in various tax jurisdictions. As of December 31, 2009, we had $146.7 million of net deferred tax assets, after valuation allowances. If we do not generate adequate profits within the time periods required by applicable tax statutes, the carrying value of the tax assets will not be realized. If it becomes unlikely that the carrying value of our net deferred tax assets will be realized, the valuation allowances may need to be increased in our consolidated financial statements, adversely affecting results of operations. Further information on our deferred tax assets is presented in the notes to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference.

Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

Our debt obligations under our credit facility are secured by substantially all of our assets. These liens could reduce our ability and/or extend the time to dispose of property and businesses, as these liens must be cleared or waived by the lenders prior to any disposition. These security interests are described in more detail in the notes to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

We are subject to a number of restrictive covenants under our credit facilities, which could affect our flexibility to fund ongoing operations and strategic initiatives, and, if we are unable to maintain compliance with such covenants, could lead to significant challenges in meeting our liquidity requirements.

Our credit facilities contain, and we expect that any new credit facilities that we may enter into will contain, a number of restrictive covenants, including those described in more detail in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These covenants include customary operating restrictions that limit our ability to engage in certain activities, including additional loans and investments; prepayments, redemptions and repurchases of debt; and mergers, acquisitions and asset sales. We are also subject to customary financial covenants, including a leverage ratio and a fixed charge coverage ratio. These covenants restrict the amount of our borrowings, reducing our flexibility to fund ongoing operations and strategic initiatives. These facilities are described in more detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

Breaches of these covenants could become defaults under our credit facilities and cause the acceleration of debt payments beyond our ability to pay. Compliance with some of these covenants is based on financial measures derived from our operating results. If economic conditions in key markets deteriorate, we may experience material adverse impacts to our business and operating results, such as through reduced customer demand and inflation. A significant decline in our business could make us unable to maintain compliance with these financial covenants, in which case, our lenders could demand immediate payment of outstanding amounts and we would need to seek alternate financing sources to pay off such debts and to fund our ongoing operations. Such financing may not be available on favorable terms, if at all.

Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and other substances, and those regulations could affect sales of our products.

Legislation and regulations concerning hazardous materials and other substances can restrict the sale of products and/or increase the cost of producing them. Some of our products are subject to restrictions under laws or regulations such as California Proposition 65 or the European Union’s hazardous substances directive. The EU “REACH” registration system became effective June 1, 2007, and requires us to perform toxicity studies of the components of some of our products and to register the information in a central database, increasing the cost of these products. As a result of such regulations, customers may avoid purchasing some products in favor of perceived “greener,” less hazardous or less costly alternatives. It may be impractical for us to continue manufacturing heavily regulated products, and we may incur costs to shut down or transition such operations to alternative products. These circumstances could adversely affect our business, including our sales and operating profits.

Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have an adverse effect on our business, financial condition or results of operations.

We strive to conduct our manufacturing operations in a manner that is safe and in compliance with all applicable environmental, health and safety regulations. Compliance with changing regulations may require us to make significant capital investments, incur training costs, make changes in manufacturing processes or product formulations, or incur costs that could adversely affect our profitability, and violations of these laws could lead to substantial fines and penalties. These costs may not affect competitors in the same way due to differences in product formulations, manufacturing locations or other factors, and we could be at a competitive disadvantage, which might adversely affect financial performance.

Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales, profitability and liquidity.

One way that we remain competitive in our markets is by developing and introducing new and improved products on an ongoing basis. Customers continually evaluate our products in comparison to those offered by our competitors. A failure to introduce new products at the right time that are price competitive and that provide the features and performance required by customers could adversely affect our sales, or could require us to compensate by lowering prices. The result could be lower sales, profitability and/or liquidity.

We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, we are party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

A majority of our full-time employees are employed outside the U.S. In certain jurisdictions where we operate, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, our employees are members of unions or are represented by a works council. We are often required to consult and seek the consent or advice of these unions and/or works councils. These regulations and laws, coupled with the requirement to consult with the relevant unions or works councils, could have a significant impact on our flexibility in managing costs and responding to market changes.

Furthermore, with respect to our employees who are subject to collective bargaining arrangements or similar arrangements (approximately 18% of our U.S. workforce as of December 31, 2009), there can be no assurance that we will be able to negotiate labor agreements on satisfactory terms or that actions by our employees will not disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown or if other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

Employee benefit costs, especially postretirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

Employee benefit costs are a significant element of our cost structure. Certain expenses, particularly postretirement costs under defined benefit pension plans and healthcare costs for employees and retirees, may increase significantly at a rate that is difficult to forecast and may adversely affect our financial results, financial condition or cash flows. As of December 31, 2009, our U.S. pension plans were underfunded by approximately $112.4 million and our non-U.S. pension plans were underfunded by approximately $47.2 million. Declines in global capital markets may cause reductions in the value of our pension plan assets. Such circumstances could have an adverse effect on future pension expense and funding requirements. Further information regarding our retirement benefits is presented in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

We are exposed to intangible asset risk, and a write down of our intangible assets could have an adverse impact to our operating results and financial position.

We have recorded intangible assets, including goodwill, in connection with business acquisitions. We are required to perform goodwill impairment tests at least on an annual basis and whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. As a result of our annual and other periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position.

Our ability to use our operating loss carryforwards and other tax attributes may be subject to limitation due to significant changes in the ownership of our common stock.

As of December 31, 2009, we had gross operating loss carryforwards of approximately $5.0 million and gross other tax attributes of approximately $67.1 million for U.S. federal income tax purposes. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change operating loss carryforwards and other tax attributes to offset its post-change income may be limited and may result in a partial or full write down of the related deferred tax assets. An ownership change is defined generally for these purposes as a greater than 50% change in ownership over a three-year period, taking into account shareholders that own 5% or more by value of our common stock. At December 31, 2009, we had reached a 43% threshold as calculated under Section 382 of the Code.

We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company, such as Ferro, to compete lawfully with local competitors, which may cause us to lose business opportunities.

Many of our most promising growth opportunities are in the Asia-Pacific region, especially the People’s Republic of China. Although we have been able to compete successfully in those markets to date, local laws and customs can make it difficult for a U.S.-based company to compete on a “level playing field” with local competitors without engaging in conduct that would be illegal under U.S. law. Our strict policy of observing the highest standards of legal and ethical conduct may cause us to lose some otherwise attractive business opportunities to local competition in the region.

We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, which is a process designed by our management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We conducted an assessment of our internal controls over financial reporting as of December 31, 2009 and 2008 and concluded that the internal controls over financial reporting were effective as of December 31, 2009 and 2008. Previously, we had concluded that we had material weaknesses in our internal controls as of December 31, 2007, 2006, 2005 and 2004. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that, there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Accordingly, while we have taken actions to address the past material weaknesses and continued activities that materially improved, or are reasonably likely to materially improve, our internal control over financial reporting, these measures may not be sufficient to ensure that our internal controls are effective in the future. If we are unable to correct future weaknesses in internal controls in a timely manner, our ability to record, process, summarize and report reliable financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

We are routinely involved in litigation brought by suppliers, customers, employees, governmental agencies, and others. Litigation is an inherently unpredictable process and unanticipated negative outcomes are possible. The most significant pending litigation is described in Item 3 — Legal Proceedings of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated herein by reference.

We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Ferro Corporation is exposed to risks from various events that are beyond our control, which may have significant effects on our results of operations. While we attempt to mitigate these risks through appropriate insurance, contingency planning and other means, we may not be able to anticipate all risks or to reasonably or cost-effectively manage those risks that we do anticipate. As a result, our results of operations could be adversely affected by circumstances or events in ways that are significant and/or long lasting.

The risks and uncertainties identified above are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. If any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our financial position, results of operations, and cash flows.

Risks Related to this Offering

Our substantial leverage and significant debt service obligations could adversely affect our ability to operate our business and to fulfill our obligations, including under the notes.

We have a significant amount of indebtedness. As of June 30, 2010, assuming completion of the sale of the notes, our entry into the new credit facility, the repurchase of all of our outstanding convertible notes pursuant to the tender offer and the repayment of all of the remaining term loans and revolving borrowings outstanding under our existing credit facility, our debt would have been $386.7 million, excluding unused commitments under our new credit facility. We also have off-balance sheet indebtedness associated with our international receivables sales programs of approximately $2.6 million as of June 30, 2010.

This high level of indebtedness could have important negative consequences to us and you, including:

•	we may have difficulty satisfying our obligations with respect to the notes;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

•	some of our debt, including our borrowings under our new credit facility, will have variable rates of interest, which will expose us to the risk of increased interest rates;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes; and

•	our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could increase the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our existing credit facility contain, and the agreement governing our new credit facility, if entered into, will contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Furthermore, the indenture for the notes and the indenture governing our convertible notes allow us to incur additional debt. Any additional borrowings could be senior to the notes. If we incur additional debt above the levels in effect upon the closing of the offering, the risks associated with our substantial leverage would increase. See “Capitalization” and “Description of the Notes.”

The notes are unsecured and effectively junior to the claims of any secured creditors.

The notes are unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations, including our convertible notes. The notes are not secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future liabilities of our subsidiaries. As of June 30, 2010, the amount of our secured debt was $186.8 million, which includes capital lease obligations of $5.4 million. Our obligations under our existing credit facility are and our obligations under our new credit facility, if entered into, will be secured by a pledge by us of 100% of our North American assets, a pledge of 100% of the capital stock of certain of our direct and indirect domestic subsidiaries and a pledge of 65% of the capital stock of our foreign subsidiaries. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our credit facility with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As a result, our assets may be insufficient to pay amounts due on your notes.

The notes are not guaranteed and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the notes.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us. In addition, because the notes will not be guaranteed by any of our subsidiaries, the notes will also be structurally subordinated to all the liabilities of the our subsidiaries, including trade payables. As of June 30, 2010, Ferro Corporation’s subsidiaries had approximately $12.4 million of debt and $146.0 million of trade payables outstanding. Certain of our domestic subsidiaries also guarantee our debt under our existing credit facility, and will guarantee our debt under our new credit facility, if entered into, and are permitted under the indenture to incur substantial additional indebtedness. Finally, the indenture also permits us to make substantial additional investments in and loans to our subsidiaries. After giving pro forma effect to the merger of Ferro Color & Glass Corporation with and into Ferro Corporation, our subsidiaries generated 53.5% of our consolidated net sales in the twelve-month period ended June 30, 2010, and held 51.3% of our consolidated assets as of June 30, 2010.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon a change of control, we are required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. Sufficient funds may not be available at the time of any change of control to make any required repurchases of notes tendered. In addition, the terms of our existing credit facility limit our ability to purchase your notes in those circumstances. Under our existing credit facility, a change of control is an event of default that would require us to repay all amounts outstanding under the existing credit facility. Any of our future debt agreements, including the agreement governing our new credit facility, may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our existing credit facility or other debt that may be incurred in the future will not allow the repurchases. See the section “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. If an active trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Future trading prices for the notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

Our credit ratings may not reflect all the risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the notes or take other actions detrimental to holders of the notes.

The issuance of the notes may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the issuer’s unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the issuer issued the notes:

•	it issued the notes with the intent to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the notes; and at the time it issued the notes: it was insolvent or rendered insolvent by reason of issuing the notes; it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; it intended to incur, believed that it would incur or did incur, debts beyond its ability to pay as they mature; or it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the notes, subordinate the notes to issuer’s other debt or take other action detrimental to holders of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. We cannot be sure as to the standard that a court would use to determine whether or not the issuer was solvent as of the date the issuer issued the notes, or, regardless of the standard that the court uses, that the issuance of the notes would not be voided or the notes would not be subordinated to the issuer’s other debt. Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the issuer within 90 days after any payment by the issuer with respect to the notes, or if the issuer anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $244.0 million. We intend to use the net proceeds from this offering (a) to purchase all of the convertible notes that are tendered and not validly withdrawn pursuant to the tender offer, including the payment of all accrued and unpaid interest on the convertible notes and all premiums and transaction expenses associated therewith, and (b) to repay a portion of the term loans and revolving borrowings outstanding under our existing credit facility or a portion of the borrowings outstanding under any new credit facility, as applicable. As of June 30, 2010, there was $172.5 million aggregate principal amount of convertible notes outstanding. The convertible notes bear interest at a rate of 6.50% per annum and mature on August 15, 2013. As of June 30, 2010, there was $181.4 million in term loans and no revolving borrowings outstanding under our existing credit facility, which matures on June 6, 2012. As of June 30, 2010, the interest rate on the term loans was 6.52% per annum and the interest rate on the revolving borrowings would have been the applicable LIBOR plus 4.5% per annum had any amounts been outstanding under the revolving portion of the existing credit facility.

If this offering is consummated prior to the purchase of our convertible notes pursuant to the tender offer, the net proceeds from this offering will be temporarily held as cash and cash equivalents, See “Capitalization.” If the tender offer for our convertible notes is not consummated for any reason, we intend to use a portion of the net proceeds to repay all of the term loans and revolving borrowings outstanding under our existing credit facility or the borrowings outstanding under any new credit facility, as applicable. The remaining net proceeds will be used for general corporate purposes.

Certain of the underwriters and/or their affiliates are holders of our convertible notes and lenders under our existing credit facility and may be lenders under any new credit facility that we may enter into and therefore may receive a portion of the net proceeds from this offering in connection with the Refinancing Transactions. This offering is being made in accordance with NASD Rule 2720(a)(2) and FINRA Rule 5110, whereby J.P. Morgan Securities Inc. has assumed the responsibilities of acting as a qualified independent underwriter. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and deposits for precious metals and consolidated capitalization as of June 30, 2010:

•	on an historical basis; and

•	on an as adjusted basis to give effect to (i) the offering of the notes, (ii) the purchase of all of our outstanding convertible notes pursuant to the tender offer, (iii) our entry into and borrowing under the new credit facility and (iv) the repayment of all of the term loans and revolving borrowings outstanding under our existing credit facility with the remaining net proceeds from this offering and borrowings under our new credit facility.

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2010
	Actual	As Adjusted(1)
	(Dollars in thousands)

Cash and cash equivalents and deposits for precious metals:
Cash and cash equivalents(2)	$29,732	$29,732
Deposits for precious metals	55,808	55,808

Total cash and cash equivalents and deposits for precious metals	85,540	85,540

Capitalization:
Short-term debt, including current portion of long-term debt(3)	5,066	5,066
Long-term debt:
Revolving borrowings	—	124,080
Term loans	181,385	—
Convertible notes(4)	158,745	—
Senior notes offered hereby	—	250,000
Other	7,577	7,577

Total long-term debt	347,707	381,657

Series A convertible preferred stock	9,427	9,427
Total Ferro Corporation shareholders’ equity(5)	531,840	513,876

Total Capitalization	$894,040	$910,026

(1)	Assumes that all of our outstanding convertible notes are repurchased pursuant to the tender offer. If not all of our outstanding convertible notes are repurchased pursuant to the tender offer, a greater portion of the net proceeds from this offering will be used to repay amounts outstanding under either our existing credit facility or any new credit facility, as applicable, and, accordingly, the amount of revolving borrowings outstanding under any such credit facility would decrease, with a corresponding increase in the principal amount of convertible notes outstanding. If the tender offer is not consummated for any reason, we intend to use the net proceeds from this offering to repay all of the amounts outstanding under our existing credit facility or any new credit facility, as applicable.

(2)	If this offering is consummated prior to the purchase of our convertible notes pursuant to the tender offer, the net proceeds from this offering will be temporarily held as cash and cash equivalents.

(3)	Excludes off-balance sheet indebtedness associated with our international receivables sales programs of approximately $2.6 million.

(4)	Amount shown is net of unamortized discounts. The aggregate principal amount of convertible notes outstanding as of June 30, 2010 was $172.5 million.

(5)	Reflects after-tax loss on extinguishment of debt of $12.9 million (which includes tender offer premiums and expenses and writeoff of deferred issuance fees) and the after-tax loss on the settlement of interest rate swaps of $5.1 million. Also reflects the removal of the convertible notes bifurcation.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Ferro Corporation and not to any of its Subsidiaries.

The Company will issue the notes under a base indenture between itself and Wilmington Trust FSB, as trustee, as supplemented by a supplemental indenture (the “supplemental indenture”) among the Company and the trustee, which supplemental indenture will restate in their entirety the terms of the base indenture as supplemented by the supplemental indenture. In this description, the term “indenture” refers to the base indenture as supplemented by the supplemental indenture. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed copies of the base indenture, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is part. For more information on how you can obtain a copy of the base indenture and the supplemental indenture, see “Information We Incorporate By Reference.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The Notes

The notes:

•	will be general unsecured, senior obligations of the Company;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Company, including borrowings under the credit facility;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company;

•	will not initially be guaranteed by any of the Company’s Subsidiaries.

The notes will be effectively subordinated to all borrowings under the credit facility, which are secured by substantially all of the assets of the Company. See “Risk Factors — The notes are unsecured and effectively junior to the claims of any secured creditors.” As of June 30, 2010, we had outstanding approximately $179.8 million principal amount (or face value) of unsecured indebtedness with which the notes would rank equally. As of June 30, 2010, assuming the successful completion of the tender offer and the entry into a new credit facility and giving effect to the offering of the notes and application of the estimated net proceeds from the sale of the notes in this offering as described under “Use of Proceeds,” the notes would have been effectively subordinated to approximately $132.1 million of secured indebtedness, which includes capital lease obligations of $5.4 million.

Because the notes will not initially be guaranteed by any of the Company’s Subsidiaries, the notes will also be structurally subordinated to all the liabilities of the Company’s Subsidiaries, including trade payables. As of June 30, 2010, the Company’s Subsidiaries had approximately $12.4 million of debt and $146.0 million of trade payables. As of June 30, 2010, the Company’s domestic Subsidiaries provided guarantees with respect to approximately $181.4 million of debt under our existing credit facility, all of which consisted of term loans that will be repaid either in connection with our entry into a new credit facility or the completion of this offering. Additionally, the indenture permits the Company’s Subsidiaries to incur substantial additional indebtedness. The indenture also permits the Company to make substantial investments in its Subsidiaries. See “Risk Factors — The notes are not guaranteed and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the notes.”

In the event of a bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries, the Company’s Subsidiaries will pay the holders of their debt and their trade creditors before these Subsidiaries will be able to distribute any of their assets to the Company. After giving pro forma effect to the merger of Ferro Color & Glass Corporation with and into the Company, the Company’s Subsidiaries generated 53.5% of its consolidated net sales in the twelve-month period ended June 30, 2010 and held 51.3% of its consolidated assets as of June 30, 2010. See “Risk Factors — The notes are not guaranteed and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the notes.”

Principal, Maturity and Interest

The Company will issue $250.0 million in aggregate principal amount of notes in this offering. The Company may issue additional notes from time to time after this offering and such additional notes may be issued either under the supplemental indenture or one or more additional supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the same supplemental indenture will be treated as a single series for all purposes under the supplemental indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Unless the context requires otherwise, for all purposes of the indenture and this “Description of the Notes,” all references to the notes include any additional notes actually issued. The notes will mature on          , 2018.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and          , commencing on          , 2011. The Company will make each interest payment to the holders of record on the immediately preceding           and          .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the paying agent, all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to          , 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to     % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from an Equity Offering by the Company; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to          , 2014, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to          , 2014.

On or after          , 2014, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on           of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2014		%
2015		%
2016		%
2017 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Governing Law

The indenture and the notes will be governed by the internal laws of the State of New York.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 45 days and no later than 90 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail or deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash for purposes of this clause (2):

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) (i) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or indemnified against by such transferee or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such Asset Sale has any obligation;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt thereof, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) any Designated Non-Cash Consideration received by the Company or its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $35.0 million and (ii) 2.50% of the Company’s Consolidated Total Assets, in each case, at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non- Cash Consideration measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5) to repurchase all or a portion of the Convertible Notes;

(6) to consummate a restructuring of other assets or properties of the Company or any of its Subsidiaries, so long as, with respect to any Asset Sale, the aggregate Net Proceeds applied pursuant to this clause (6) do not exceed 10.0% of the Net Proceeds with respect to such Asset Sale.

In the case of clauses (2), (3), (4), (5) and (6) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided, further, that the Company or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, within 10 business days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and, in the Company’s discretion, to all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of closing of such purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the trustee or agent for such other pari passu Indebtedness shall select such other pari passu Indebtedness to be purchased on a pro rata basis with such adjustments so that no notes in an unauthorized denomination is redeemed in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis with such adjustments so that no notes in an unauthorized denomination are redeemed in part (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Other than a Change of Control Offer made in advance of a Change of Control, notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. Following the first day that:

(1) the notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the indenture,

then, the Company and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the subcaptions:

(1) “— Repurchase at the Option of Holders — Asset Sales;”

(2) “— Restricted Payments;”

(3) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5) “— Merger, Consolidation or Sale of Assets” (but only clause (4) of such covenant);

(6) “— Transactions with Affiliates;” and

(7) “— Future Subsidiary Guarantors;”

(collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of the Rating Agencies withdraws its rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “— Restricted Payments” as though such covenant had been in effect since the date the notes were originally issued.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the supplemental indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds received by the Company since the date of the supplemental indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3) 100% of the aggregate net cash proceeds or Cash Equivalents received from the disposition or sale of any Restricted Investment that was made after the date of the supplemental indenture; plus

(4) 100% of the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary in such Person; plus

(5) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the supplemental indenture is redesignated as a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary after the date of the supplemental indenture, 100% of the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger or consolidation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the supplemental indenture; plus

(6) 100% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the date of the supplemental indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3) the declaration or payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee (and their respective permitted transferees under the applicable benefit plan, if any, under which such Equity Interests were made) of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $25.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company as common equity capital, the cash proceeds from the sale of Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the supplemental indenture to the extent the cash proceeds from the sale of Equity Interests of the Company (other than Disqualified Stock) have not otherwise been applied to the making of Restricted Payments pursuant to clause (c) of the preceding paragraph or clause (2) of this paragraph or to an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of the supplemental indenture;

and in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6) the repurchase of Equity Interests deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants, (B) as a result of common shares utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (C) upon the cancellation of stock options, warrants or other equity awards.

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the supplemental indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) the declaration and payment of quarterly dividends to holders of common Equity Interests of the Company in an aggregate amount not to exceed $40.0 million in any calendar year;

(9) distributions or payments of Receivables Fees;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of (A) $40.0 million and (B) 2.75% of the Company’s Consolidated Total Assets;

(11) the declaration or payment of a dividend on, or the repurchase, redemption or other acquisition or retirement for value of, the preferred stock of the Company outstanding as of the date of the supplement indenture;

(12) cash payments made in lieu of the issuance of fractional shares (whether in connection with the exercise of warrants, options or other securities convertible into or exchangeable into capital stock of the Company or otherwise); and

(13) the repurchase or redemption of common stock or preferred stock purchase rights issued in connection with any shareholders rights plans.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), not to exceed the greater of (a) $450.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the supplemental indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and (b) the Borrowing Base, based on the most recent fiscal quarter end for which an internal consolidated balance sheet of the Company is available;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness described in clauses (1) and (3) of this paragraph);

(3) the incurrence by the Company of Indebtedness represented by the notes to be issued on the date of the supplemental indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, whether by direct purchase of assets or the Capital Stock of any Person owning such assets, or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (A) $50.0 million at any time outstanding and (B) 3.5% of the Company’s Consolidated Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5), (13) or (14) of this paragraph; provided, that with respect to Indebtedness incurred pursuant to our Convertible Notes, this clause (5) shall only apply to Indebtedness related to Convertible Notes that remain outstanding, if any, upon completion of the tender offer therefor, commenced July 27, 2010;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamations, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and reimbursement obligations with respect to letters of credit or completion or performance guarantees or other similar obligations in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence of Acquired Debt or Indebtedness by the Company or any of its Restricted Subsidiaries to finance the acquisition (including, without limitation, by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business and the incurrence by the Company or any of its Restricted Subsidiaries of any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, renew, refund, refinance, replace, defease or discharge any Indebtedness otherwise permitted to be incurred pursuant to this clause (12), but only so long as (a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Acquired Debt, additional Indebtedness or Permitted Refinancing Indebtedness is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Acquired Debt, additional Indebtedness or Permitted Refinancing Indebtedness had been incurred at the beginning of such four-quarter period and (b) the Company would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four quarter period;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (A) $60.0 million and (B) 4.0% of the Company’s Consolidated Total Assets;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to any Recourse Non-U.S. Receivables Facility, in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness otherwise permitted to be incurred pursuant to this clause (14), not to exceed $100 million;

(15) the guarantee by a Restricted Subsidiary of Indebtedness of the Company under Credit Facilities;

(16) customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets or Capital Stock of the Company or any Restricted Subsidiary;” and

(17) the incurrence of Indebtedness owing to any insurance company or broker in connection with the financing of insurance premiums in the ordinary course of business.

Notwithstanding the foregoing, Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock pursuant to the first paragraph of this covenant and clauses (1), (4), (5), (12) and (13) of the second paragraph of this covenant, but only if the Priority Debt Leverage Ratio as of the date of incurrence of such Indebtedness or issuance of such preferred stock, as the case may be, would not exceed 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of the most recent four-quarter period for which internal financial statements are available. For the avoidance of doubt, this paragraph shall not apply to Indebtedness incurred in connection with clause (14) of the second paragraph of this covenant.

The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company in its sole discretion will be permitted to classify such item of Indebtedness on the date of its incurrence, the Company may divide and classify an item of Indebtedness in one or more types of Indebtedness and the Company may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness under Recourse Non-U.S. Receivables Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (14) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date of determination. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and
(b) the amount of the Indebtedness of the other Person; and

(4) in respect of any Hedging Obligations, the amount of such obligations to be equal at any time to the termination value of such agreement or arrangement.

For purposes of determining any particular amount of Indebtedness under this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Indebtedness otherwise included in the determination of a particular covenant will not be included.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, including Attributable Debt, on any property or asset, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Company or the Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or the Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” if applicable.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the supplemental indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the supplemental indenture;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary provisions in leases, subleases, joint venture agreements or other similar agreements, asset sale agreements, contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by leases or contracts with customers under contracts entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility that, as certified in an officers’ certificate, are necessary or advisable to effect such Receivables Facility;

(13) any agreement with respect to Indebtedness of a Foreign Subsidiary of the Company permitted under the indenture so long as such prohibitions or limitations are only with respect to the properties and revenues of such Foreign Subsidiary or any Subsidiary of such Foreign Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, however, that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes and the indenture, pursuant to a supplemental indenture;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

In addition, the Company will not, directly or indirectly, lease all or substantially all the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any of its Restricted Subsidiaries; or

(2) (except for clauses (1) and (2) of the first paragraph of this covenant) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, pay any dividend to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement (including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans, and stock option, stock ownership or similar plans) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments” or Permitted Investments;

(5) the payment of reasonable and customary compensation and fees paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(6) payments or loans (or cancellations of loans) to employees or consultants of the Company or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(8) the issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(9) the entering into of any customary tax sharing agreement or arrangement and any payments permitted by the covenants described under “— Restricted Payments;”

(10) any contribution to the capital of the Company;

(11) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(12) pledges of Equity Interests of Unrestricted Subsidiaries;

(13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14) any agreement as in effect as of the date of the supplemental indenture, or any amendment thereto or renewal or replacement thereof (so long as any such amendment, renewal, or replacement is not disadvantageous to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of the supplemental indenture).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the first paragraph under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, including the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Company will file with the SEC (and provide the Trustee, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be reported on a Form 8-K filed (as opposed to furnished) with the SEC, such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding anything to the contrary in the foregoing, the Company will be deemed to have furnished such information referred to in the previous sentence to the Trustee if the Company has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system) and such reports and other information are publicly available. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

Future Subsidiary Guarantees

Our obligations under the notes initially will not be guaranteed by any of our Subsidiaries. However, in the event that any of our Subsidiaries other than a Foreign Subsidiary or an Unrestricted Subsidiary (any such Subsidiary, a “Subsidiary Guarantor”) guarantees or becomes a co-obligor with respect to any Indebtedness of the Company or another Subsidiary Guarantor for borrowed money other than Indebtedness under our Credit Facilities, such Subsidiary Guarantor will be required to guarantee the notes equally and ratably with such other Indebtedness pursuant to a supplement to the indenture.

The guarantee of a future Subsidiary Guarantor will be released:

(1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person will cease to be a Subsidiary of the Company;

(2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or immediately after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition complies with the provisions of the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(3) upon designation of the Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4) in connection with any (direct or indirect) sale of Capital Stock or other transaction that results in the Subsidiary Guarantor ceasing to be a Subsidiary of the Company, if the sale or other transaction complies with the provisions of the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(5) upon the release of the Subsidiary Guarantor from its liability in respect of the Indebtedness of the Company or another Subsidiary Guarantor that required the Subsidiary to initially guarantee the notes;

(6) upon legal defeasance of the notes or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge;” or

(7) with the consent of Holders of a majority in aggregate principal amount of notes then outstanding in accordance with the provisions described below under the caption “— Amendment, Supplement and Waiver.”

The obligations of any guarantor under its subsidiary guarantee will be limited to the maximum amount that will not result in the obligations of the guarantor under the subsidiary guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the guarantor. See “Risk Factors — Under U.S. federal and state fraudulent transfer or conveyance statues, a court could void the notes or take other actions detrimental to holders of the notes.”

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions ‘‘— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than Indebtedness owing to the Company or a Restricted Subsidiary) by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the supplemental indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more and such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled, as applicable;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (which are not covered by insurance or indemnity as to which the insurer or a creditworthy indemnitor has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in the interest of the holders, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 10 days of becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default, its status and what action the Company is taking or is proposing to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its and any Subsidiary Guarantors’ obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “— Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the

Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes, which intent shall be evidenced by an officers’ certificate to that effect;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the supplemental indenture; or

(8) to allow any Subsidiary to execute a supplement to the Indenture and/or a guarantee with respect to the notes and to release any Subsidiary from its guarantee in accordance with the terms of the Indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non- callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as described in the next paragraph, the notes will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Notes that are issued as described below under “— Certificated Notes” will be issued in the form of registered definitive certificates (the “Certificated Notes”). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the indenture.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Notes

Any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of Certificated Notes only if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

Upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each Person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Notes would be subject to any applicable legend requirements.

Neither the Company nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

The Company will make, or cause to be made through the paying agent, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make, or cause to be made through the paying agent, all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, as of such date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at          , 2014, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through          , 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption

“— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets (including the issuance or sale of any Equity Interests of any Restricted Subsidiary) having a Fair Market Value of less than the greater of (i) $30.0 million and (ii) 2.25% of the Company’s Consolidated Total Assets;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, assignment, license, sub-license, lease or sub-lease of products, services, property or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments,” or a Permitted Investment;

(7) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(8) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9) foreclosures on assets;

(10) dispositions of an account receivable in connection with the collection or compromise thereof; and

(11) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 80% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries, plus

(2) 50% of the book value of all inventory owned by the Company and its Restricted Subsidiaries,

in each case, calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP (provided, however, that if subsequent to the date of the supplemental indenture, there is a change in GAAP such that certain obligations that previously were not treated as a Capital Lease Obligation under GAAP would be treated as a Capital Lease Obligation under GAAP as then in effect, such obligations shall not be treated as Capital Lease Obligations), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, shares of capital stock of any class of the corporation whether now or hereafter authorized regardless of whether such capital stock shall be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, UK pounds sterling, Euro, and Japanese Yen;

(2) securities issued or directly and fully guaranteed or insured by the United States government or a State thereof which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistically rating organization (as defined in Rule 436 under the Securities Act) (or any agency or instrumentality thereof provided that the full faith and credit of the United States or applicable State thereof is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5) the first day on which a majority of the members of the full Board of Directors of the Company are not Continuing Directors.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) an amount equal to the loss on the extinguishment of debt; plus

(6) non-recurring charges including, but not limited to, legal settlements, legal judgments and restructuring expenses; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of income in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (or, if such government approval is required, such approval either (i) has been obtained or (ii) in the good faith judgment of the Company, could be expected to be obtained in the next 12 months based on prior experience obtaining such approvals in the country of domicile for such Restricted Subsidiary), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains and not losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior U.S. governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) all non-cash charges relating to goodwill, impairment of assets, amortization of intangibles will be excluded;

(6) any non-cash compensation expense recognized for grants of equity awards will be excluded; and

(7) notwithstanding clause (1) above, the net income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the supplemental indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means the Company’s 6.50% Convertible Senior Notes due 2013, issued pursuant to the Existing Indenture.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 26, 2009, by and among the Company, Credit Suisse, Cayman Islands Branch, as a term loan administrative agent, PNC Bank, National Association, as a term loan administrative agent, revolving loan administrative agent and collateral agent, KeyBank National Association, as documentation agent and Citigroup Global Markets Inc., as syndication agent, providing for up to $605.0 million of revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption ‘‘— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the supplemental indenture.

“Existing Indenture” means that certain Indenture, dated as of March 5, 2008, as supplemented by the First Supplemental Indenture, dated as of August 19, 2008, each by and between the Company and U.S. Bank National Association, as trustee (and any successor trustee(s)).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving undue pressure or compulsion of either party to complete the transaction. If the subject transaction involves the payment of more than $40.0 million, Fair Market Value will be determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act or any successor regulation, rule or law) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and Asset Sales or other dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act and any successor regulation, rule or law) as if they had occurred on the first day of the four-quarter reference period except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or acquisition, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken and are supportable and quantifiable, and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an officers’ certificate signed by the Company’s principal financial officer or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount and non-cash interest payments (but excluding the amortization of debt issuance costs and deferred financing fees) the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, determined on a consolidated basis in accordance with GAAP (provided, however, that if subsequent to the date of the supplemental indenture, there is a change in GAAP such that certain obligations that previously were not treated as Indebtedness under GAAP would be treated as Indebtedness under GAAP as then in effect, such obligations shall not be treated as Indebtedness or as Fixed Charges), provided, that any make-whole premium or interest expense payable in connection with the prepayment of Indebtedness and, if applicable, any swap breakage costs incurred in connection with any prepayment of a term loan under a Credit Facility will be excluded for purposes of calculating Fixed Charges.

“Foreign Subsidiary” of a Person means a Subsidiary incorporated or otherwise organized or existing under the laws of a jurisdiction other than the United States of America, any state thereof or any territory or possession of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or the Securities and Exchange Commission, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The Term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other derivative agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices, or raw materials, but excluding purchase and supply agreements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP (provided, however, that if subsequent to the date of the supplemental indenture, there is a change in GAAP such that certain obligations that previously were not treated as liabilities under GAAP would be treated as liabilities under GAAP as then in effect, such obligations shall not be treated as Indebtedness). In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided, however, that obligations under or in respect of Non-recourse US Receivables Facilities, in an aggregate amount not to exceed the greater of (i) $100.0 million and (ii) 6.75% of the Company’s Consolidated Total Assets, will not be deemed to constitute Indebtedness; provided further, however, that (i) obligations under or in respect of Non-recourse US Receivables Facilities in excess of the greater of (x) $100.0 million and (y) 6.75% of the Company’s Consolidated Total Assets will be deemed to constitute Indebtedness that must be incurred pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” and (ii) if there is a change in the characteristics of any Non-recourse US Receivables Facility such that it fails to constitute a Non-recourse US Receivables Facility, such change will be deemed to constitute Indebtedness (in the amount of such Non-recourse US Receivables Facility that becomes recourse Indebtedness to the Company or its Restricted Subsidiaries) that must be incurred pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.” Notwithstanding the preceding, the amount of obligations under or in respect of any Non-recourse US Receivables Facility shall not be deemed to exceed the greater of $50.0 million and 3.5% of the Company’s Consolidated Total Assets solely as a result of fluctuations in exchange rates or currency values. For the avoidance of doubt, the precious metals consignment and lease arrangements of the Company and its Subsidiaries shall not be treated as Indebtedness so long as they do not appear upon a balance sheet of the specified Person prepared in accordance with GAAP (provided, however, that if subsequent to the date of the supplemental indenture, there is a change in GAAP such that the obligations under such precious metals consignment and lease arrangements that previously were not treated as liabilities under GAAP would be treated as liabilities under GAAP as then in effect, such obligations shall not be treated as Indebtedness even if they appear upon a balance sheet in accordance with GAAP).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness required in connection with such Asset Sale, other than Indebtedness under a Credit Facility and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute

Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-recourse US Receivables Facility” means one or more receivables financing or purchase and sale facilities in the United States, the indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and the Restricted Subsidiaries pursuant to which the Company and/or any of its Restricted Subsidiaries sells or transfers its accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary or to a Restricted Subsidiary that in turn sells or transfers such accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Asset Swap” means the purchase and sale or exchange within 30 days of assets of a Permitted Business or a combination of business assets of a Permitted Business and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

“Permitted Business” means any business that is the same as or related, ancillary or complementary to, or any extension, development or expansion of, any of the businesses of the Company and its Restricted Subsidiaries on the date of the supplemental indenture.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an asset sale that either did not constitute an Asset Sale pursuant to the Indenture or was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) any guarantee of Indebtedness permitted by the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” to be incurred, other than Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed the greater of (A) $75.0 million and (B) 5.0% of the Company’s Consolidated Total Assets;

(11) any Investments consisting of any deferred portion of the sales price received by the Company or any Restricted Subsidiary in connection with an asset sale made pursuant to and in compliance with the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales;”

(12) any Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(13) Investments relating to any special purpose wholly-owned subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility; and

(14) Investments existing on the date of the supplemental indenture.

“Permitted Liens” means:

(1) Liens on assets of the Company or Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to treasury management arrangements;

(2) Liens in favor of the Company;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or a Restricted Subsidiary of the Company;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the supplemental indenture and any amendment thereto or renewal or replacement thereof (so long as any such amendment, renewal, or replacement is not disadvantageous to the holders of the notes when taken as a whole as compared to the Lien in effect on the date of the supplemental indenture);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) other Liens, but only so long as the Priority Debt Leverage Ratio as of such date does not exceed 2.25 to 1.00, determined on a pro forma basis, as if any Indebtedness that such Liens secure (including, if applicable, a pro forma application of any net proceeds therefrom) had been incurred (with such Liens securing such Indebtedness) at the beginning of the most recent four-quarter period for which internal financial statements are available;

(14) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

(15) Liens incurred in the ordinary course of business of the Company on inventory that has been chemically combined with precious metals inventory or inventories so long as the aggregate Indebtedness secured thereby does not exceed $30.0 million and Liens created in connection with the consignment or lease of metals;

(16) Liens on the assets of the Company or any Restricted Subsidiary in connection with the Receivables Facility; and

(17) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that at any one time outstanding do not exceed the greater of (i) $15.0 million and (ii) 1.25% of the Company’s Consolidated Total Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, entity or government or any agency or political subdivision thereof.

“Priority Debt Leverage Ratio” means, on any date, the ratio of:

(1) (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries secured by Liens, including without limitation, Capital Lease Obligations, but excluding Hedging Obligations, outstanding as of such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), plus (b) without duplication, the aggregate principal amount of Indebtedness of all of the Company’s Restricted Subsidiaries to a Person that is neither the Company nor a Restricted Subsidiary of the Company for borrowed money outstanding as of such date, to:

(2) the aggregate amount of the Company’s Consolidated EBITDA for the most recent four-quarter period for which internal financial statements are available, as of such date,

in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided that any Restricted Subsidiary that becomes a guarantor of the notes pursuant to the covenant described under the caption “— Certain Covenants — Future Subsidiary Guarantors” shall not be deemed to have incurred Indebtedness pursuant to clause (1)(a) of this definition.

“Qualifying Equity Interests” means Equity Interests of the Company other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the supplemental indenture that are used to support an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture.

“Rating Agency” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Services, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables Facility” means one or more receivables financing or purchase and sale facilities, the indebtedness of which is recourse or non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and the Restricted Subsidiaries pursuant to which the Company and/or any of its Restricted Subsidiaries sells or transfers its accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary or to a Restricted Subsidiary that in turn sells or transfers such accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Recourse Non-U.S. Receivables Facility” means one or more receivables financing or purchase and sale facilities outside of the United States, the indebtedness of which is recourse to the Company and the Restricted Subsidiaries pursuant to which the Company and/or any of its Restricted Subsidiaries sells or transfers its accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary or to a Restricted Subsidiary that in turn sells or transfers such accounts receivable (or interests therein) to a Person that is not a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the supplemental indenture and excluding any provision providing for the contingent repayment, redemption or repurchase of any such interest or principal prior to the date originally scheduled for the payment thereof unless such contingency has occurred.

“Subsidiary” means, with respect to any specified Person:

(1) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          , 2014; provided, however, that if the period from the redemption date to          , 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company or any successor to any of them) that has been designated as of the date of determination by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted

Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligations means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depositary receipt.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments as currently in effect and publicly available. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary is limited to beneficial owners of notes that purchase the notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that hold the notes as capital assets (within the meaning of Section 1221 of the Code). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, or the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. If you are considering purchasing the notes, you are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, or foreign taxing jurisdiction or under any applicable income tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of holding the notes to you.

Payments of Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. Backup withholding of tax (currently at a rate of 28%) generally will apply to such payments if you fail to provide your taxpayer identification number or proper certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Payments of Interest

Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption or other taxable disposition of a note, unless:

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, redemption or other taxable disposition and certain other conditions are met.

If you are described in the second bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption or other taxable disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as payments of interest as described under the heading “— Payments of Interest” above.

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest, as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain effectively connected with your trade or business in the United States will be included in your earnings and profits.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code is based on ERISA and the Code, judicial decisions and U.S. Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property or extensions of credit between a Plan and a party in interest or disqualified person (such as a purchase of notes). Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the above-described requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to the above-described requirements of ERISA or Section 4975 of the Code, it may be subject to other U.S. federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

The notes may be acquired by a Plan or an entity whose underlying assets include the assets of a Plan or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) an entity whose underlying assets include the assets of a Plan, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, entities whose underlying assets include assets of a Plan, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2010, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective principal amount of notes.

Principal Amount
Underwriters	of Notes

Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
PNC Capital Markets LLC
KeyBanc Capital Markets Inc.
Fifth Third Securities, Inc.
RBS Securities Inc.
Total	$250,000,000

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the discounts and commissions we will pay to the underwriters in respect to this offering:

Per note     %

Total     $

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $983,500 and are payable by us.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that such offer will not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Relevant Member State.

Each purchaser of notes described in this prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

The expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the note, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect that delivery of the notes will be made against payment therefor on or about the           business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery should consult their own advisor.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, cash management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

Certain of the underwriters and/or their affiliates are holders of our convertible notes. A portion of the net proceeds from this offering will be used to repurchase our convertible notes pursuant to the tender offer, if consummated. Accordingly, certain of the underwriters and/or their affiliates may receive a portion of the net proceeds from this offering upon valid tender of any of their convertible notes pursuant to the tender offer and if the tender offer is consummated.

Certain of the underwriters and/or their affiliates may also be lenders and/or agents under the new credit facility that we anticipate entering into in connection with the tender offer and this offering. Accordingly, certain of the underwriters and/or their affiliates may receive payment concurrently with the Refinancing Transactions if any borrowings under the new credit facility are repaid in connection with the Refinancing Transactions.

An affiliate of KeyBanc Capital Markets Inc., an underwriter in this offering, is the documentation agent under our existing credit facility. An affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”), an underwriter in this offering, is a term loan administrative agent under our existing credit facility. An affiliate of PNC Capital Markets LLC (“PNC”), an underwriter in this offering, is the revolving loan administrative agent and collateral agent under our existing credit facility, and is currently a term loan administrative agent under our existing credit facility. Certain of the underwriters and/or their affiliates are lenders under our existing credit facility, and in connection with the Refinancing Transactions will be repaid, along with the other lenders under our existing credit facility.

Upon repayment of the term loans outstanding under our existing credit facility, certain affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., each underwriters in this offering, will receive payment in connection with the termination of an interest rate swap agreement related to the term loans under our existing credit facility. Neither J.P. Morgan Securities Inc. nor Citigroup Global Markets Inc. is deemed to have a “conflict of interest” under NASD Rule 2720 as a result of this payment.

Certain affiliates of each of Credit Suisse and PNC are lenders under our existing credit facility and may receive more than 5% of the net proceeds generated in connection with the Refinancing Transactions when we repay all or a portion of the remaining term loans and revolving borrowings outstanding under our existing credit facility. See “Use of Proceeds” and “Capitalization.” Therefore, each of Credit Suisse and PNC may be deemed to have a “conflict of interest” under NASD Rule 2720 and, accordingly, this offering is being made in accordance with NASD Rule 2720(a)(2) and FINRA Rule 5110. In accordance with these rules, J.P. Morgan Securities Inc. (“J.P. Morgan”) has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, J.P. Morgan has participated in due diligence and the preparation of this prospectus supplement and the registration statement of which this prospectus supplement is a part. J.P. Morgan will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify J.P. Morgan against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes for Ferro Corporation. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.

PROSPECTUS

Debt Securities

We may offer and sell from time to time our debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered debt securities.

We may offer our debt securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the debt securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Investing in any of our debt securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus and the information included and incorporated by reference in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.” If we decide to seek a listing of any debt securities offered by this prospectus, we will disclose the exchange or market on which the debt securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. This document may be used only where it is legal to sell the debt securities. We are not making offers to sell the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Ferro” or other similar terms mean Ferro Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at http://www.ferro.com. We do not intend for information contained on or accessible through our web site to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information in documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offerings of debt securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on February 18, 2010, March 3, 2010, April 20, 2010, May 6, 2010, May 10, 2010, May 11, 2010, June 2, 2010, June 28, 2010, July 1, 2010 and July 20, 2010.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Telephone Number: (216) 641-8580
Attn: Secretary

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus, the date of the prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	demand in the industries into which we sell our products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	the effectiveness of our efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	our ability to successfully implement and/or administer our restructuring programs;

•	our ability to access capital markets, borrowings, or financial transactions;

•	our borrowing costs could be affected adversely by interest rate increases;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	competitive factors, including intense price competition;

•	currency conversion rates and changing global economic, social and political conditions;

•	the impact of our performance on our ability to utilize our significant deferred tax assets;

•	liens on our assets by our lenders affect our ability to dispose of property and businesses;

•	restrictive covenants in our credit facilities could affect our strategic initiatives and liquidity;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	our ability to successfully introduce new products;

•	stringent labor and employment laws and relationships with our employees;

•	our ability to fund employee benefit costs, especially post-retirement costs;

•	risks and uncertainties associated with intangible assets;

•	potential limitations on our use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of our common stock;

•	our presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	the identification of any material weaknesses in our internal controls in the future could affect our ability to ensure timely and reliable financial reports;

•	uncertainties regarding the resolution of pending and future litigation and other claims; and

•	other factors affecting our business beyond our control, including disasters, accidents, and governmental actions.

These factors and the other risk factors described in this prospectus and any accompanying prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

THE COMPANY

Ferro Corporation was incorporated in Ohio in 1919 as an enameling company. Today, we are a leading producer of specialty materials and chemicals that are sold to a broad range of manufacturers who, in turn, make products for many end-use markets. Through manufacturing sites around the world, we produce the following types of products:

•	Electronics, Color and Glass Materials — Conductive metal pastes and powders, dielectrics, polishing materials, high-quality glazes, enamels, pigments, dinnerware decoration colors, and other performance materials; and

•	Polymer and Ceramic Engineered Materials — Polymer specialty materials, engineered plastic compounds, pigment dispersions, glazes, frits, porcelain enamel, pigments, and high-potency pharmaceutical active ingredients.

We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and end products of our customers. The products we develop often are delivered to our customers in combination with customized technical service. The value of our products stems from the benefits they deliver in actual use.

Corporate Information

Our principal executive offices are located 1000 Lakeside Avenue, Cleveland, Ohio 44114. Our telephone number is (216) 641-8580. Our website is www.ferro.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2005	2006	2007	2008	2009	2010

Ratio of earnings to fixed charges	1.46	1.27	—	—	—	2.05

Fixed charges are equal to interest expense (including amortization of deferred financing costs and costs associated with the Company’s asset securitization program), plus the portion of rent expense estimated to represent interest. Total earnings were insufficient to cover the fixed charges for the years ended December 31, 2009, 2008, and 2007 by $44.7 million, $58.2 million and $118.2 million, respectively. The insufficient earnings were primarily due to losses from continuing operations of $40.0 million, $52.9 million and $97.5 million in the years ended December 31, 2009, 2008 and 2007, respectively, and the non-cash impairment charges of $8.2 million, $80.2 million and $128.7 million in the years ended December 31, 2009, 2008 and 2007, respectively. Accordingly, such ratios are not presented.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wilmington Trust FSB, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “Ferro Corporation,” “we,” “our” and “us” in this section, we mean Ferro Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal on the series of debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum, if applicable, or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium and interest, if any, on the series of debt securities will be payable;

•	if applicable, the period within which, the price at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part, at our option);

•	any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;

•	the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency responsible for overseeing such currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the series of debt securities will be made;

•	if payments of principal of, premium or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the series of debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture which applies to the series of debt securities and any change in the right of the trustee or the holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the series of debt securities;

•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•	any provisions relating to conversion of the series of debt securities; and

•	whether the series of debt securities will be senior or subordinated debt securities and a description of the subordination thereof.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Ferro Corporation, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Ferro Corporation) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions provided for in the indenture are met.

Notwithstanding the above, any subsidiary of Ferro Corporation may consolidate with, merge into or transfer all or part of its properties to Ferro Corporation or its subsidiaries.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following events, unless in the board resolution, supplemental indenture or officers’ certificate, it is provided that such series of debt securities shall not have the benefit of a particular Event of Default:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);

•	default in the payment of principal of or premium on any debt security of that series at maturity or which such principal otherwise becomes due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Ferro Corporation; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We will describe in the prospectus supplement relating to any series of debt securities that are discount securities the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision of the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event which, after notice or passage of time, or both, would become an Event of Default or any Event of Default (except in payment of principal of, premium or interest on any debt securities of that series) with respect to debt securities of that series if the trustee in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the stated maturity date of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment, provided that it is made at the option of Ferro Corporation, with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or interest, if any, on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement to which Ferro Corporation is bound and we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, deduction, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions as described below:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be described in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute an event which, after notice or lapse of time, or both, would become an Event of Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that,

through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, deduction, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Certain Defined Terms

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which, in either case are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means debt securities that are:

•	direct obligations of The United States of America for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered debt securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the debt securities;

•	the net proceeds from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the debt securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to the conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the debt securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, no FINRA member may participate in any offering of debt securities made under this prospectus if such member has a conflict of interest under the National Association of Securities Dealers, or NASD, Rule 2720, unless the offering complies with NASD Rule 2720. In the event that any FINRA member participating in any offering of debt securities made under this prospectus has a conflict of interest under NASD Rule 2720, the offering will be conducted in accordance with NASD Rule 2720, including the prominent disclosure provisions of Section 2720(a)(1).

LEGAL MATTERS

Jones Day will pass upon the validity of the debt securities being offered hereby.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, incorporated in this prospectus by reference from Ferro Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Ferro Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the Company’s change in its methodology of accounting for uncertainties in income taxes in 2007, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.